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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Gulf South Medical Supply, Inc. for the registration of 55,000 shares of its common stock and to the incorporation therein of our reports dated February 14, 1996, except for Note 2, as to which the date is April 19, 1996, with respect to the financial statements of Gulf South Medical Supply, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                        ERNST & YOUNG LLP

Jackson, Mississippi
August 27, 1996